UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2009

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-146093	20-5748297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Corporate Woods Blvd.

Albany, NY 12211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (518) 533-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 3, 2009, Momentive Performance Materials (Nantong) Co., Ltd. (“MPM Nantong”), a wholly-owned indirect subsidiary of Momentive Performance Materials Inc. (“Momentive”), entered into two agreements with the Shanghai Hongkou sub-branch of China Construction Bank Corporation Limited and its affiliate dated June 3, 2009; a Supplementary Agreement, which amends the Loan Agreement among the parties entered into on April 27, 2007 (the “Loan Agreement”), and a Fee Agreement.

Pursuant to the Supplemental Agreement, the parties (1) amended the first measurement date for the financial covenants under the Loan Agreement from December 31, 2008 to December 31, 2010 and (2) deferred principal repayments originally due on June 30, 2009 and December 31, 2009, aggregating to approximately $6.2 million (at current exchange rates), until the final maturity date of the debt under the Loan Agreement on June 30, 2014. Pursuant to the Fee Agreement, MPM Nantong agreed to pay certain additional fees.

As a result of the foregoing agreements, MPM Nantong is in compliance with all of its obligations, including its financial covenants, under the Loan Agreement. Momentive also expects to classify the principal amount (approximately $60 million at current exchange rates) due under the Loan Agreement as long-term debt, rather than current debt, in its next quarterly financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ Douglas A. Johns
Name:	Douglas A. Johns
Title:	General Counsel and Secretary

Date: June 5, 2009